Exhibit 10.24
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (“Amendment”), entered into this 5th day of May, 2005 by and between 222 SOUTH RIVERSIDE PROPERTY LLC, a Delaware limited liability company, as Landlord, and SUA INSURANCE COMPANY, an Illinois statutory insurance company, as Tenant.
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Office Lease Agreement dated as of February 3, 2005 (the “Lease”) for approximately 24,987 square feet of rentable area (the “Premises”) located on the 16th floor of the building located at 222 South Riverside Plaza, Chicago, Illinois, (the “Building”).
     B. Landlord and Tenant have heretofore entered into that certain Temporary Occupancy Agreement dated December 22, 2004 (“23rd Floor Temporary Occupancy Agreement”) pursuant to which Landlord is permitting Tenant to temporarily occupy approximately 5,581 square feet of rentable area (“Original Temporary Premises”) designated as Suites 2350 and 2360 and located on the 23rd floor of the Building.
     C. Landlord and Tenant have also heretofore entered into that certain Temporary Occupancy Agreement dated February 22, 2005 (“8th Floor Temporary Occupancy Agreement”) pursuant to which Landlord is permitting Tenant to temporarily occupy approximately 1,732 square feet of rentable area located on the 8th floor of the Building and designated as Suite 865 (the "8th Floor Temporary Premises”).
     D. Landlord and Tenant desire (i) to terminate the 23rd Floor Temporary Occupancy Agreement, (ii) to permit Tenant to occupy, on a temporary basis, 5,267 square feet of rentable area located on the 18th floor of the Building and depicted on Exhibit A-1 attached hereto (the “Substitute Temporary Premises”) consisting of Suite 1855 (containing approximately 2,894 square feet of rentable area) and Suite 1870 (containing approximately 2,373 square feet of rentable area) and (iii) to extend the term of the 8th Floor Temporary Occupancy Agreement to August 31, 2005.
     E. Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
     1. Surrender of Original Temporary Premises. Tenant shall, no later than May 22, 2005 (the “Surrender Date”), (a) remove all Tenant’s wiring, cabling, fixtures, furniture and other property from the Original Temporary Premises; (b) surrender possession of the Original Temporary Premises to Landlord in broom-clean condition; and (c) surrender to Landlord all keys for the Original Temporary Premises. If Tenant performs all of its obligations under the immediately preceding sentence before May 22, 2005, the date on which Tenant has performed the last of such obligations shall be deemed to be the “Surrender Date”. Tenant does hereby acknowledge and agree that Tenant’s surrender of the Original Temporary Premises to Landlord shall not terminate the Lease with respect to the Premises or release Tenant from its obligations under the 23rd Floor Temporary Occupancy Agreement including, but not limited to, Tenant’s obligation to pay Gross Rent (as defined in the 23rd Floor Temporary Occupancy Agreement), and all other charges imposed on Tenant under the 23rd Floor Temporary Occupancy Agreement accruing with respect to the Original Temporary Premises up to and including the Surrender Date. Tenant shall be liable to Landlord for costs incurred by Landlord as a result of Tenant’s failure to perform any of the foregoing, which liability shall survive the Surrender Date.
     Tenant hereby certifies, with respect to Tenant’s rights in and occupancy of the Original Temporary Premises, that the following statements are true as of the date hereof and will be true on the Surrender Date:
     (a) There exist no subleases affecting the Original Temporary Premises or any part thereof;
     (b) Tenant has not assigned or encumbered Tenant’s interest under the 23rd Floor Temporary Occupancy Agreement or any part thereof;
     (c) Tenant has not at any time done or suffered any act or omission and will not do or suffer any act or omission whereby the Original Temporary Premises or any part thereof is or may be in any way charged, assessed or encumbered. No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Original Temporary Premises have been let by Tenant or are outstanding that have not been performed and satisfied; and
     (d) Tenant has full authority to execute and deliver this Amendment.
     Tenant agrees to defend, indemnify and save Landlord harmless from and against all loss, cost, damage and expense sustained by Landlord (including, without limitation, all expenses, costs and reasonable attorneys’ fees of Landlord in any action or defense undertaken by Landlord to protect itself from such loss or damage) resulting from any breach by Tenant of the covenants, representations and warranties made herein, from any lien, charge, encumbrance or claim against the Original Temporary Premises relating to any work or action caused or undertaken by or on behalf of Tenant prior to the Surrender Date, from any failure of Tenant to surrender possession of the Original Temporary Premises on or before the Surrender Date in the manner required hereunder, and from any claim against Landlord for which the Tenant is responsible or which has occurred as a result of Tenant’s action or inaction, which obligation shall survive the Surrender Date. Tenant’s failure to surrender possession of the Original Temporary Premises to Landlord by the Surrender Date in the manner required hereunder shall be deemed a Default under the Lease entitling Landlord, without the necessity of any further notice, to exercise all of its rights and remedies in connection therewith, including, without limitation, the right to recover holdover rent from Tenant with respect to the Original Temporary Premises at a rate equal to two hundred percent (200%) of the Gross Rent due under the 23rd Floor Temporary Occupancy Agreement for the period of such holdover.
     2. Substitute Temporary Premises. Effective as of the Substitute Temporary Premises Commencement Date (hereinafter defined), the Substitute Temporary Premises shall be added to the Premises upon all of the terms and conditions of the Lease as modified herein. The Lease of the Substitute Temporary Premises shall terminate upon the earlier to occur of (a) August 31, 2005, and (b) the expiration or sooner termination of the Lease with respect to the Premises. Tenant shall have the right to terminate the Lease with respect to the Substitute Temporary Premises (but not with respect to the portion of the Premises located on the 16th floor of the Building) prior to August 31, 2005 in the event that the initial tenant improvement work to be performed in the portion of the Premises located on the 16th floor of the Building has been completed, by delivering 30 days prior written notice of such early termination to Landlord. The term “Substitute Temporary Premises Commencement Date” shall mean the date upon which Landlord delivers possession of the Substitute Temporary Premises to Tenant, which date shall be within two (2) business days after the date this Amendment is fully executed and delivered. Notwithstanding the foregoing, Landlord’s failure to deliver possession of the Additional Space to Tenant by such date for reasons outside Landlord’s reasonable control shall not affect the enforceability of this Amendment, or subject Landlord to any liability to Tenant for damages or be deemed a default by Landlord of its obligations under the Lease. Tenant’s failure to surrender possession of the Substitute Temporary Premises to Landlord by the end of the term of the Lease with the respect to the Substitute Temporary Premises shall be deemed a Default under the Lease entitling the Landlord, without the necessity of any further notice, to exercise all of its rights and remedies in connection therewith, including, without limitation, the right to recover holdover rent from Tenant with respect to the Substitute Temporary Premises at a rate equal to 200% of the temporary premises rent for the period of such holdover.
     3. Gross Rent. Commencing on the Substitute Temporary Premises Commencement Date, Tenant shall, in addition to the Base Rent and Additional Rent payable with respect to the Premises, pay to Landlord rent (“Temporary Premises Rent”) with respect to the Substitute Temporary Premises in the manner and at the times set forth in Section 6 of the Lease for the payment of Base Rent and in the amounts hereinafter provided, without demand, deduction or setoff, except as expressly provided in the Lease. Temporary Premises Rent shall be payable in equal monthly installments of $10,972.92.
     4. Condition of Substitute Temporary Premises. Tenant acknowledges that it is leasing the Substitute Temporary Premises in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Substitute Temporary Premises have been made by Landlord or any party acting on Landlord’s behalf. Tenant acknowledges and agrees that it shall not perform any alterations in the Substitute Temporary Premises.
     5. 8th Floor Temporary Premises. The term of the 8th Floor Temporary Occupancy Agreement is hereby extended to August 31, 2005 (the “8th Floor Temporary Premises Expiration Date”). Tenant shall have the right to terminate the 8th Floor Temporary Occupancy Agreement (but not with respect to the portion of the Premises located on the 16th floor of the Building) prior to August 31, 2005 if the initial tenant improvement work to be performed in the portion of the Premises located on the 16th floor of the Building has been completed, by delivering 30 days prior written notice of such early termination to Landlord. Tenant shall pay Landlord monthly rent for use of the 8th Floor Temporary Premises through the 8th Floor Temporary Premises Expiration Date in the amount of $3,608.33. On or before the 8th Floor Temporary Premises Expiration Date, Tenant shall (a) remove all Tenant’s wiring, cabling, fixtures, furniture and other property from the 8th Floor Temporary Premises; (b) surrender possession of the 8th Floor Temporary Premises to Landlord in broom-clean condition; and (c) surrender to Landlord all keys for the 8th Floor Temporary Premises. Tenant’s failure to surrender possession of the 8th Floor Temporary Premises to Landlord by the 8th Floor Temporary Premises Expiration Date in the condition required above shall be deemed a Default under the Lease entitling Landlord, without necessity of any further notice, to exercise all of its rights and remedies in connection therewith, including, without limitation, the right to recover holdover rent from Tenant with respect to the 8th Floor Temporary Premises at a rate equal to two hundred percent (200%) of the Temporary Premises Rent for the period of such holdover.
     6. Electricity. Tenant shall pay for electricity used at the Substitute Temporary Premises and the 8th Floor Temporary Premises directly to the electric utility company.
     7. Brokers. Landlord and Tenant each represent and warrant to the other that the only broker they have dealt with in connection with this Amendment is The John Buck Company, whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.
     8. Limitation of Landlord’s Liability. The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant’s right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord’s right, title and interest in the Building, Landlord shall be released from all liability and obligations thereafter accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee.

     9. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.
     10. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.
LANDLORD:
222 SOUTH RIVERSIDE PROPERTY LLC,
a Delaware limited liability company

By:	BCSP III Illinois Manager LLC, a Delaware limited liability company, its Manager

By:	Beacon Capital Strategic Partners III, L.P., a Delaware limited partnership, its sole member

By:	BCP Strategic Partners III, L.P., a Delaware limited partnership, its General Partner

By:	Beacon Capital Partners, LLC, a Delaware limited liability company, its Manager

By:	/s/ Philip J. Brannigan, Jr.
Name:
Title:

TENANT:
SUA INSURANCE COMPANY, an Illinois
statutory insurance company

By:	/s/ Scott Goodreau
	Name:	Scott Goodreau
	Title:	VP, General Counsel

EXHIBIT A-1
SUBSTITUTE TEMPORARY PREMISES

A-1

A-2